UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDED REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 14, 2001

                      TEDA TECHNOLOGIES INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

     Nevada                        000-27543                      98-0204680
(State or Other                (Commission File                 (IRS Employer
Jurisdiction of                    Number)                     Identification
 Incorporation)                                                    Number)

   Unit #10, 8980 Fraserwood Court, Burnaby, British Columbia, Canada, V5J 5H7
               (Address of principal executive offices) (Zip Code)

                                 (604) 438-3598
              (Registrant's telephone number, including area code)

                       EXPRESS INVESTMENTS ASSOCIATES INC.
          (Former name or Former Address, if Changed Since Last Report)


Item 1. Changes in Control of Registrant

     TEDA TECHNOLOIGES INTERNATIONAL INC. (the "Registrant") originally entered into a Share Exchange Agreement, dated as of September 1, 2001 (the "Share Exchange Agreement") by and among, the Registrant, Teda Technologies Inc. ("TC"), Tianjin Eastern Shipping Co. Ltd. (the "Founding Shareholder") and the shareholders of TC therein (the "TC Shareholders" together with the Founding Shareholder TC, the "Shareholders"). Pursuant to the Share Exchange Agreement, on September 1, 2001 (the "Closing"), the Registrant was scheduled to acquire from the Shareholders all of the shares of TC (the "Acquisition") in exchange for fifteen million, six hundred and ninety seven thousand (15,697,000) shares of the Registrant's common stock representing 94.0% of the issued and outstanding shares of the Registrant after giving effect to the Acquisition.

At a meeting of the Registrant's Board of Directors held on November 13, 2001, it was unanimously agreed to amend the effective date of the Share Exchange Agreement from September 1, 2001 to October 1, 2001. This amendment was decided upon as a result of material amendments to a Profit Sharing Agreement dated June 1, 2001, which is the primary asset of TC, and as a result of TC's intent to acquire a 48% equity position in a Chinese domestic joint venture enterprise known as Teda Pioneer. Accordingly, the transaction has been revised and definitive agreements are expected to be completed within the next 10 days. We intend to make an announcement when such definitive agreements have been reached.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Businesses Acquired.

         The financial statements required by this item are not included in this amended report on form 8-K. Such financial statements will be filed by amendment not later than 60 days from the date such definitive agreements are executed.

(c)  Exhibits.

         1.1      To be filed once completed.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Teda Technologies International Inc
                                            Registrant

DATED: November 14, 2001               By:  /s/ Jun Zhou
                                            --------------------------------
                                            Name: Jun Zhou
                                            Title: President